Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-68987) of CONSOL Energy Inc. of our report dated June 14, 2004 relating to the financial statements of the CONSOL Energy Inc. Investment Plan for Salaried Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 29, 2004